Exhibit 99.1

DIAMOND S SHIPPING INC. PROVIDES AN UPDATE ON AN INCIDENT INVOLVING ONE OF ITS VESSELS

Greenwich, CT, USA, January 7, 2021.  Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S” or the “Company”) announced that the four crew members who had been kidnapped from one of its product tanker vessels, the Agisilaos, on November 29, 2020 were released yesterday, January 6, 2021. All four crew members are safe and will undergo further medical examinations today. Diamond S would like to thank all those involved in securing their release. Due to the sensitive nature of the incident, Diamond S will provide no further updates on this matter.
About Diamond S Shipping Inc.
Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 65 vessels on the water, including 14 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S Shipping is one of the largest energy shipping companies providing seaborne transportation of crude oil and refined petroleum products in the international shipping markets.  The Company is headquartered in Greenwich, CT.  More information about the Company can be found at www.diamondsshipping.com.
Investor Relations Inquiries:
Robert Brinberg
Tel: +1-212-517-0810
E-mail: IR@diamondsshipping.com